Exhibit 5.2

February 11, 2011

Novelis Inc.
3560 Lenox Road, Suite 2000
Atlanta, Georgia 30326

Dear Sirs/Mesdames:

Re:	Novelis Inc. — U.S.$1,100,000,000 principal amount of 8.375% Senior Exchange Notes due 2017 and U.S.$1,400,000,000 principal amount of 8.75% Senior Exchange Notes due 2020

We have acted as counsel in the Province of Ontario to Novelis Inc. (the “Company”) and to 4260848 Canada Inc., 4260856 Canada Inc. and Novelis Cast House Technology Ltd. (the “Canadian Guarantors”) in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) U.S.$1,100,000,000 principal amount of 8.375% Senior Exchange Notes due 2017 (the “2017 Exchange Notes”) of the Company to be issued in exchange for the Company’s outstanding 8.375% Senior Notes due 2017 pursuant to an Indenture, dated as of December 17, 2010 (the “2017 Indenture”), among the Company, the subsidiaries of the Company party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), (b) U.S.$1,400,000,000 principal amount of 8.75% Senior Exchange Notes due 2020 (the “2020 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”) of the Company to be issued in exchange for the Company’s outstanding 8.75% Senior Notes due 2020 pursuant to an Indenture dated as of December 17, 2010 (the “2020 Indenture” and, together with the 2017 Indenture, the “Indentures”), among the Company, the subsidiaries of the Company party thereto and the Trustee, (c) the Guarantees of each of the Canadian Guarantors endorsed upon the 2017 Exchange Notes (the “2017 Exchange Guarantees”), and (d) the Guarantees of each of the Canadian Guarantors endorsed upon the 2020 Exchange Notes (the “2020 Exchange Guarantees” and, together with the 2017 Exchange Guarantees, the “Exchange Guarantees”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a) executed copies of the Indentures;

(b) forms of the Exchange Notes;

(c) forms of the Exchange Guarantees;

(d) the constating documents and by-laws of each of the Company and the Canadian Guarantors;

(e)	powers of attorney of each of the Canadian Guarantors appointing certain attorneys-in-fact to execute the Indentures and related documents and instruments;

(f)	the resolution of the board of directors of each of the Company and the Canadian Guarantors authorizing, amongst other things, and to the extent applicable, the execution, delivery and performance of the Indentures, the Exchange Notes and the Exchange Guarantees;

(g)	a certificate of compliance dated February 10, 2011 issued pursuant to the Canada Business Corporations Act (the “CBCA”) in respect of the Company, 4260848 Canada Inc. and 4260856 Canada Inc.;

(h)	a certificate of status dated February 10, 2011 issued pursuant to the Business Corporations Act (Ontario) (the “OBCA”) in respect of Novelis Cast House Technology Ltd.; and

(i)	a certificate of an officer of each of the Company and the Canadian Guarantors dated February 11, 2011 (the “Officer’s Certificates”) with respect to certain factual matters, copies of which have been delivered to you.

We have relied exclusively upon the certificates referred to above in paragraphs (g) through (i) with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

In our examination of such documents and information, we have assumed with your approval:

1. the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as facsimiles or copies, certified or otherwise, thereof and the authenticity of the originals of such facsimiles or copies;

2. that, to the extent applicable, the Indentures have been duly executed and delivered by the Company and each of the Canadian Guarantors in compliance with the laws of the jurisdiction where execution and delivery actually occurred, if other than Ontario;

3. that the certificates of compliance and the certificate of status referred to above continue to be accurate on the date hereof; and

4. the accuracy and completeness of any other records, certificates or documents examined by us, as well as the accuracy and correctness of all facts set forth or reflected therein.

The opinions expressed herein are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case, in effect on the date hereof, and we expressly disclaim any obligation to advise you of any changes of law or fact after the date hereof. We have not reviewed, and we express no opinion about, the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein.

Our opinions expressed in paragraphs 1 and 2 below are based solely on our review of the certificates of compliance and certificate of status referred to above. For the purposes of our opinion in paragraph 5 below, we have assumed that any Exchange Notes and Exchange Guarantees distributed in Canada will be distributed in compliance with applicable exemptions under provincial and territorial securities laws.

Based upon and subject to the foregoing, and subject in its entirety to the further assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Company is a corporation amalgamated and existing under the CBCA and each of 4260848 Canada Inc. and 4260856 Canada Inc. is a corporation incorporated and existing under the CBCA.

2. Novelis Cast House Technology Ltd. is a corporation incorporated and existing under the OBCA.

3. The Company has the corporate power and capacity to enter into and perform its obligations under the Indentures. The Indentures have been duly authorized, executed and delivered by the Company.

4. Each of 4260848 Canada Inc., 4260856 Canada Inc. and Novelis Cast House Technology Ltd. has the corporate power and capacity to enter into and perform its obligations under the Indentures and the Exchange Guarantees. The Indentures have been duly authorized, executed and delivered by each of the Canadian Guarantors.

5. The execution, delivery and performance of the Indentures, the Exchange Notes and the Exchange Guarantees by the Company and the Canadian Guarantors (as applicable) will not result in a breach or violation of any of the terms and provisions of (i) the articles, by-laws or similar organizational documents of the Company or the Canadian Guarantors in effect on the date hereof, (ii) any law, statute, rule or regulation of general application in the Province of Ontario or any federal laws of Canada applicable therein to which the Company or a Canadian Guarantor is subject, or (iii) to our knowledge, any judgment, order or decree applicable to the Company or the Canadian Guarantors of any court acting pursuant to the laws of the Province of Ontario or the federal laws of Canada applicable therein, except in the case of clause (ii) above, for such breaches or violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

Whenever an opinion set forth herein with respect to the existence or absence of facts is qualified by the phrase “to our knowledge”, it is intended to indicate that during the course of our representation of the Company and Canadian Guarantors in connection with the transactions described in the initial paragraph of this opinion and as a result of receiving and reviewing the certificates of officers of the Company and Canadian Guarantors, no information has come to the attention of any of the lawyers involved in those transactions that has given any of those lawyers actual knowledge of the existence or absence of such facts.

This opinion is furnished to you in connection with the transactions contemplated by the first paragraph hereof and may not be relied on by you for any other purpose without our prior written consent. We hereby consent to King & Spalding LLP's reliance on this opinion for the purposes of their opinion of the date hereof in connection with the registration referred to in the first paragraph hereof.

The opinions expressed herein are given on and as of the date hereof. We expressly disclaim any responsibility to advise you of any developments or circumstances of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the registration statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the registration statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

“Torys LLP”

MA